CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is entered into this 22nd day of June, 2006, by and between CarMax, Inc., a Virginia corporation (“CarMax”), and Austin Ligon (“Ligon”), an individual residing in the Commonwealth of Virginia.

RECITAL

CarMax desires to retain Ligon to render certain consulting services to CarMax on the terms and conditions set forth in this Agreement, and Ligon desires to be retained by CarMax on such terms and conditions.

AGREEMENT

1. Engagement and Duties. During the Term (defined below), Ligon shall provide to CarMax the following consulting services, in each case at the request of the Board of Directors (“Board”) or the Chief Executive Officer of CarMax: (i) assist in the transition to a new Chief Executive Officer, (ii) assist CarMax’s Chief Executive Officer in developing relationships with key constituencies, including employees, investors and strategic partners, (iii) assist in the development of business opportunities for CarMax, (iv) assist in the refinement and execution of CarMax’s business strategy, and (v) be available for consultation on other matters within Ligon’s knowledge and experience relating to the business of CarMax. Ligon shall not be required to perform services in excess of 20 hours per month under this Agreement.

2. Manner of Performance. Ligon shall perform all services and duties that reasonably may be required of him pursuant to the terms hereof to the reasonable satisfaction of CarMax acting in its sole discretion. Ligon shall not take any action that would be adverse to CarMax’s business interests or that may subject Ligon, CarMax or any of its affiliates to civil or criminal liability. Ligon agrees to comply in full with all applicable laws, ethical standards, rules and regulations in the course of performing his obligations hereunder. Ligon agrees that he will comply with CarMax’s Code of Conduct and represents that, on the date of this Agreement, he does not have any interest in any entity that would conflict in any manner with the performance of services under this Agreement. Subject to the restrictive covenants contained in Ligon’s Employment Agreement dated August 1, 2004 (the “Employment Agreement”), including the non-disclosure, non-solicitation and non-compete covenants, Ligon may engage in activities on his own behalf or on behalf of entities other than CarMax and its affiliates, and may allocate his time between his obligations under this Agreement and such other activities in any manner Ligon deems appropriate, so long as Ligon’s obligations under this Agreement are satisfied.

3. Term. This term of this Agreement shall commence on August 22, 2006 (the “Effective Date”) and shall end on August 21, 2008, unless earlier terminated as provided in Section 9 of this Agreement (the “Term”).

4. Compensation. As compensation for Ligon’s performance of his services under this Agreement, CarMax shall pay Ligon $10,000 per month (the “Monthly Fee”) during the Term, payable in arrears on the last day of the month, provided, however, that payments for the first six months shall be accumulated and paid no earlier than the first day of the seventh month following the Effective Date. CarMax shall pay a prorated portion of the Monthly Fee upon termination of this Agreement if such termination occurs other than at the end of a month. CarMax shall deliver each payment to Ligon within seven calendar days after the end of each month.

5. Benefits.

(a) Health Benefits.

(i) Ligon has indicated that he plans to elect to continue his group health benefits (medical and dental) in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (such law referred to herein as “COBRA”, and the continuation of coverage under COBRA referred to herein as “COBRA Coverage”). Assuming that Ligon so elects and subject to Ligon’s timely completion of election forms, COBRA Coverage will begin on the first day of the month immediately following the month in which Ligon’s employment with CarMax ends and, subject to any change in COBRA or other applicable law and the provisions of this Agreement, shall remain in effect for a period of up to 18 months (“COBRA Coverage Period”). The parties acknowledge that the COBRA Coverage Period and the Term may commence on different dates and that the COBRA Coverage Period will end prior to the expiration of the Term. If Ligon does not elect to continue his group health benefits under COBRA, then CarMax shall have no obligation to Ligon with respect to health benefits by virtue of this Agreement.

(ii) In connection with the COBRA Coverage and for the duration of the COBRA Coverage Period, Ligon shall be responsible for an amount equal to what Ligon would have otherwise paid if he had remained an active employee of CarMax (“Ligon Premium”), and CarMax shall be responsible for the remaining costs, including the COBRA administration fee, relative to Ligon’s COBRA Coverage (“CarMax Premium”). Ligon, however, shall be responsible for remitting full payment in an amount that represents the sum of the Ligon Premium and the CarMax Premium to the COBRA administrator in accordance with COBRA requirements. The parties shall mutually determine the process by which Ligon receives reimbursement from CarMax for the CarMax Premium remitted by Ligon. CarMax shall advise Ligon of the Ligon Premium amount and the CarMax Premium amount, and shall also advise Ligon of any changes in these amounts during the COBRA Coverage Period as soon as such amounts are determined. Ligon acknowledges that the Ligon Premium is subject to increase during the COBRA Coverage Period.

(iii) Ligon agrees to complete all COBRA election forms in accordance with COBRA requirements. Ligon further agrees that his failure to complete such election forms or his failure to remit the Ligon Premium and the CarMax Premium to the COBRA administrator in accordance with COBRA requirements will result in cancellation of the COBRA Coverage and agrees that, once cancelled, CarMax shall have no further obligation hereunder with respect to Ligon’s health benefits.

(iv) If Ligon obtains coverage independently or obtains or becomes eligible for coverage under another/other group health plan(s) (including, but not limited to, those of a subsequent employer) that provide(s) for substantially equal or greater benefits to Ligon as the COBRA Coverage, Ligon shall notify CarMax immediately and the COBRA Coverage, and CarMax’s obligations with respect thereto, shall terminate on the last day of the month in which the new coverage commenced. If Ligon and/or his beneficiaries become entitled to COBRA for a period beyond the COBRA Coverage Period, Ligon and/or his beneficiaries, as applicable, shall be responsible for any premium, including any COBRA administration fee, relative to such COBRA coverage.

(b) Pension and BRP Plans. Ligon’s benefits under the CarMax, Inc. Pension Plan and CarMax, Inc. Benefit Restoration Plan shall be paid in accordance with the terms prescribed by those plans.

6. Expenses. CarMax shall reimburse Ligon for all reasonable expenses incurred by him in connection with the performance of his services under this Agreement within 30 days following his delivery of an accounting of those expenses to CarMax in accordance with CarMax’s then-current travel and business expense policy.

7. Independent Contractor Status. CarMax is retaining Ligon in the capacity of an independent contractor and not as an employee or agent of CarMax or any of its affiliates. Ligon shall not be authorized at any time to execute any transaction on behalf of CarMax or any of its affiliates. Nothing in this Agreement shall create, or shall be construed as creating, any form of partnership, joint venture, employer-employee relationship, or other affiliation that would permit Ligon to bind CarMax or any of its affiliates with respect to any matter or would cause CarMax or any of its affiliates to be liable for any action of Ligon. Neither CarMax nor Ligon will represent to any third party that Ligon’s engagement by CarMax hereunder is in any capacity other than as an independent contractor. Except as provided in Section 5 of this Agreement, CarMax shall not be obligated to maintain any insurance for Ligon, including, but not limited to, medical, dental, vision, life, disability, workers compensation or unemployment compensation insurance.

8. Taxes. Ligon hereby acknowledges and agrees that, as an independent contractor, he shall bear sole responsibility for operating his business, including payments of all taxes and all other governmental payments required for anyone to operate a business, including without limitation, the payment of all federal, state and local income taxes, self-employment FICA (social security) taxes, and unemployment and workers compensation insurance payments.

9. Termination. Ligon’s services hereunder will terminate upon the occurrence of any of the following events:

(a) Ligon dies;

(b) CarMax, by written notice to Ligon, terminates this Agreement due to Ligon’s Disability (as defined below);

As used in this Agreement, the term “Disability” shall mean that, for a period of at least 60 days during any six consecutive month period on account of a mental or physical condition, Ligon is unable to perform the essential functions of his services under this Agreement. The determination of Ligon’s Disability shall be made (i) by a medical physician selected or agreed to by CarMax or (ii) by CarMax in its reasonable discretion. All costs relating to the determination of whether Ligon has incurred a Disability shall be paid by CarMax. Ligon shall submit to any examination that is reasonably required by an examining physician for purposes of determining whether a Disability exists.

(c) CarMax terminates this Agreement for Cause (as defined below):

   As used in this Agreement, the term “Cause” shall mean:

(i) Ligon’s conviction of (or plea of guilty or nolo contendere to) (A) any felony or (B) any misdemeanor involving fraud or dishonesty in connection with the performance of his services under this Agreement or moral turpitude or Ligon’s entry into a consent decree (or similar arrangement) with any governmental agency or office; or

(ii) the willful failure of Ligon during the Term to substantially perform his services under this Agreement (other than any such failure resulting from illness or Disability); or

(iii) Ligon has willfully engaged in misconduct which has, or can reasonably be expected to have, a material adverse effect on CarMax or its business.

For purposes of this Section 9(c), the Board, in its reasonable discretion, shall determine whether any action or failure to act by Ligon is deemed willful; provided, however, that no act or failure to act on Ligon’s part shall be considered willful unless Ligon acted in bad faith or without a reasonable belief that Ligon’s act or omission was in the best interest of CarMax.

(d) CarMax terminates this Agreement for any reason other than for Cause or Disability, which CarMax may do at any time;

(e) Ligon voluntarily terminates his services due to a material default by CarMax in the performance of any of its obligations under this Agreement, which default remains unremedied by CarMax for a period of 15 days following its receipt of written notice thereof from Ligon (“Good Reason”); or

(f) Ligon voluntarily terminates his services for any reason other than Good Reason, which Ligon may do at any time with at least 30 days’ advance notice.

10. Effects of Termination.

(a) Upon termination of Ligon’s services hereunder for any reason, CarMax shall promptly pay Ligon that portion of the Monthly Fee earned by him under Section 4 of this Agreement during the then-current month and unpaid through the effective date of termination.

(b) If Ligon’s services are terminated under Section 9(b), 9(d) or 9(e) of this Agreement, then CarMax shall perform all of its obligations with respect to Ligon's health benefits as described in Section 5(a) as and when they would have been performed had his services not been terminated; provided, however, CarMax shall not be required to so perform unless Ligon has performed all of his obligations described in Section 5(a).

(c) If Ligon’s services are terminated under Section 9(a), 9(c) or 9(f) of this Agreement, then CarMax shall have no further obligations with respect to Ligon’s health benefits as described in Section 5(a) effective as of the date of termination, including, but not limited to, obligations with respect to any CarMax Premium. If Ligon’s services are terminated under Section 9(c) or 9(f) and if CarMax has advanced funds to Ligon as reimbursement for CarMax Premium amounts due pursuant to Section 5(a), then Ligon shall return such advanced funds to CarMax within 10 days of the date of termination.

11. Non-Disclosure of Confidential Information. Ligon will not make any unauthorized use, publication or disclosure, during and after the Term, of any information generated or acquired by him during the performance of his services under this Agreement, including, but not limited to, information of a confidential or trade secret nature (“Confidential Information”). Confidential Information includes information not generally known by or available to the public about or belonging to CarMax or belonging to other persons to whom CarMax may have an obligation to maintain information in confidence. Authorization for disclosure of Confidential Information may be obtained only through CarMax’s General Counsel or designee. Ligon will not disclose to CarMax, or induce CarMax to use, any confidential or trade secret information or material belonging to others.

12. Ownership of Intellectual Property Rights.

Ligon hereby assigns, transfers, and conveys to CarMax all right, title and interest in any and all Intellectual Property (as defined herein) that he may create in direct response to a request made in writing by CarMax to create and that he agrees in writing to create, whether as a sole inventor or originator or as a joint inventor or originator with another or others, during the Term. “Intellectual Property” is defined to mean information of a technical or a business nature, such as ideas, discoveries, inventions, improvements, trade secrets, know-how, machines, manufacturing processes, product designs, formulae, theses, books, computer programs, drawings, lectures, illustrations, photographs, writings and other works of authorship, customer lists, sales, profits, financial figures, marketing plans, business methods and the like, that are related to the business of CarMax or its affiliates. During and after the Term, at the request and expense of CarMax, Ligon shall execute, acknowledge, make and deliver to CarMax any and all documents which may be necessary or desirable to secure for the benefit of CarMax adequate patent and other property rights in the United States and all foreign countries with respect to any Intellectual Property owned by or assigned to CarMax under this Agreement.

13. Restrictive Covenants. Ligon acknowledges and agrees that he will comply with the non-competition, non-solicitation and non-disclosure covenants contained in Articles 8, 9 and 10 of his Employment Agreement during the Term, which Articles shall remain in full force and effect in accordance with their terms.

14. Return of Property. Before the end of the Term, Ligon shall return all equipment and property in his possession that belongs to CarMax, including all files and programs stored electronically or otherwise that relate or refer to CarMax, and all original and copies of documents, notes, memoranda or any other written materials that relate or refer to CarMax, including material that constitutes Confidential Information, other than information or documents relating to Ligon’s CarMax compensation or benefit plans or programs in which he participates or participated.

15. Dispute Resolution. Except for actions initiated by CarMax to enjoin a breach by, and/or recover damages from, Ligon related to any violation of Section 11 of this Agreement or of any of the restricted covenants referenced in Section 13 of this Agreement, which CarMax may bring in an appropriate court of law or equity, the parties agree that any dispute, claim or controversy arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be resolved by arbitration administered by the American Arbitration Association and conducted in accordance with its Commercial Arbitration Rules then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof, subject to the following:

(a) The place of arbitration shall be Richmond, Virginia. The law to be applied shall be the law of the Commonwealth of Virginia, without regard to its conflict of laws rules, or federal law, as applicable.

(b) The arbitrator shall render a reasoned written opinion together with a decision and may, to the extent deemed proper and consistent with applicable law, award costs to the prevailing party. The arbitrator may not, however, make an award relative to damages specifically excluded by this Agreement.

(c) Except as provided in paragraph (b) above, each party shall be responsible for its own arbitration costs and expenses. Each party shall pay one-half of the fees and expenses of the arbitrator.

16. Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect.

17. Ambiguities in this Agreement. The parties acknowledge that this Agreement has been drafted, prepared, negotiated and agreed to jointly, and to the extent that any ambiguity should appear, now or at any time in the future, latent or apparent, such ambiguity shall not be resolved or construed against either party.

18. Notices. All notices and other communications hereunder shall be in writing. Any notice or other communication hereunder shall be deemed duly given if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth:

If to Ligon, to his current residence address maintained in CarMax’s records.

If to CarMax, to:

CarMax, Inc.
12800 Tuckahoe Creek Parkway
Richmond, Virginia 23238-1115
Attention: General Counsel

Any party may send any notice or other communication hereunder to the intended recipient at the address set forth using any other means (including personal delivery, expedited courier, messenger services, telecopy, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it is actually received by the intended recipient. Any party may change the address to which notices and other communications hereunder are to be delivered by giving the other party notice in the manner set forth herein.

19. Counterpart Agreements. This Agreement may be executed in multiple counterparts, whether or not all signatories appear on these counterparts, and each counterpart shall be deemed an original for all purposes.

20. Choice of Law. This Agreement shall be deemed performable by all parties in the Commonwealth of Virginia, and the construction and enforcement of this Agreement shall be governed by Virginia law without regard to its conflict of laws rules.

21. Entire Agreement. This Agreement sets forth the entire agreement between the parties, and, except as otherwise provided herein, fully supersedes any and all prior agreements, understandings, or representations between the parties pertaining to the subject matter of this Agreement, except that the parties agree that those provisions of Ligon’s Employment Agreement that contemplate performance subsequent to the cessation of Ligon’s employment thereunder, including but not limited to Articles 8, 9 and 10 of the Employment Agreement, shall continue in full force and effect.

22. Binding Effect of Agreement. This Agreement shall be binding upon Ligon, CarMax and their heirs, administrators, representatives, executors, successors and permitted assigns.

The parties have duly executed this Agreement as of the date first written above.

CARMAX, INC.

/s/ Thomas J. Folliard
Thomas J. Folliard
President and Chief Executive Officer

/s/ Austin Ligon
AUSTIN LIGON